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                                                                    EXHIBIT 12.1

                             CHARMING SHOPPES, INC.

        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                QUARTER ENDED                        FISCAL YEAR ENDED
                             -------------------   -----------------------------------------------------
                             05/04/96   04/29/95   02/03/96    01/28/95   01/29/94   01/30/93   02/01/92
                             --------   --------   ---------   --------   --------   --------   --------
Earnings:
  Income (loss) before
     Income Taxes and
     Cumulative Effect of
     Accounting Change.....  $ (8,437)  $ (6,069)  $(214,988)  $ 62,519   $111,732   $119,133   $ 85,472
Add: Fixed Charges
  Interest Expense.........     2,888        539       3,666      2,304      2,557      2,958      3,473
  Debt Amortization
     Costs.................       250          0           0          0          0          0          0
  Capitalized Interest.....         0        298         560        310        391         82          0
  Interest Factor in
     Rents.................     7,778      8,508      34,480     32,659     27,475     23,440     19,174
                             --------   --------   ---------   --------   --------   --------   --------
          Total Fixed
            Charges........  $ 10,666   $  9,345   $  38,706   $ 35,273   $ 30,423   $ 26,480   $ 22,647
                              =======    =======   =========    =======   ========   ========   ========
Earnings Before Fixed
  Charges, Net of
  Capitalized Interest.....  $  2,229   $  2,978   $(176,842)  $ 97,482   $141,764   $145,531   $108,119
                              =======    =======   =========    =======   ========   ========   ========
Ratio of Earnings to Fixed
  Charges..................                               --        2.8        4.7        5.5        4.8
                              =======    =======   =========    =======   ========   ========   ========
Deficiency of Earnings to
  Fixed Charges (in
  thousands)...............  $  8,437   $  6,367   $ 215,548         --         --         --         --
                              =======    =======   =========    =======   ========   ========   ========
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